Exhibit 99.2

ONEBEACON INSURANCE GROUP, LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION AND OVERVIEW

On July 1, 2010, OneBeacon Insurance Group, Ltd. (the “Company”), together with its subsidiaries (collectively, “OneBeacon”), completed the previously announced sale of its traditional Personal Lines business (“Traditional Personal Lines”) (the “PL Transaction”) to Tower Group, Inc. (“Tower”).

The Traditional Personal Lines business has been an integrated business of OneBeacon that has operated within the personal lines underwriting unit and not as a stand-alone entity.  The removal of Traditional Personal Lines reflects the historical assets, liabilities, revenues and expenses directly attributable to Traditional Personal Lines, as well as allocations deemed reasonable by management, to present Traditional Personal Lines on a stand-alone basis.

The following unaudited pro forma condensed data for the year ended December 31, 2009 and as of and for the three months ended March 31, 2010 have been derived by application of pro forma adjustments to our historical consolidated audited and unaudited financial statements.

The pro forma adjustments give effect to the following, which we refer to collectively as the PL Transaction:

•                  the termination of intercompany reinsurance agreements between York Insurance Company of Maine (“York”) and its affiliate, OneBeacon Insurance Company (“OBIC”), and Massachusetts Homeland Insurance Company (“MHIC”) and OBIC pursuant to which they ceded 100% of their respective direct business to OBIC;

•                  the sale to Tower of all of the issued and outstanding capital stock of York and MHIC through which the majority of the Traditional Personal Lines business is written on a direct basis;

•                  the sale of all of the issued and outstanding units of two managing attorneys-in-fact, Adirondack AIF, LLC (“Adirondack”) and New Jersey Skylands Management LLC (“Skylands”);

•                  the transfer to Tower of the surplus notes issued by each of Adirondack Insurance Exchange and New Jersey Skylands Insurance Association, both reciprocal insurance exchanges, which triggers deconsolidation of the reciprocals by OneBeacon (the surplus notes eliminated upon consolidation in the historical financial statements);

•                  the execution of reinsurance agreements with certain subsidiaries of the Company pursuant to which OneBeacon will cede, on a 100% quota share basis, Traditional Personal Lines business not directly written by York and MHIC; and

•                  the execution of a reinsurance agreement pursuant to which OneBeacon will assume, on a 100% quota share basis, non-Traditional Personal Lines business written directly by York.

As consideration, based on an estimated June 30, 2010 balance sheet, OneBeacon received approximately $167 million, which represents the estimated statutory surplus of the reciprocal insurance exchanges (as consideration for surplus notes issued by the exchanges), the combined GAAP equity in York, MHIC, Adirondack and Skylands, plus $32.5 million.  The purchase price is subject to post-closing adjustments.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data are included for informational purposes only and do not purport to represent what the results of operations or financial condition of OneBeacon would have been had the PL Transaction actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of OneBeacon for any future period or as of any future date.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

The following unaudited pro forma condensed consolidated balance sheet is presented as if the PL Transaction had occurred on March 31, 2010. The following unaudited pro forma condensed consolidated statements of operations for the year ended

December 31, 2009 and the three months ended March 31, 2010 are presented as if the PL Transaction had occurred on January 1, 2009.

ONEBEACON INSURANCE GROUP, LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2010

(in millions)

	OBIG Ltd. Historical	Pro Forma Adjustments		OBIG Ltd. Pro Forma
Assets
Cash and investments	$4,035.7	$(394.6)	(a)(b)(c)	$3,641.1
Reinsurance recoverable on paid and unpaid losses	2,220.6	70.4	(a)	2,291.0
Premiums receivable	459.2	(108.2)	(a)	351.0
Deferred acquisition costs	188.5	(42.6)	(a)	145.9
Investment income accrued	21.2	—		21.2
Ceded unearned premiums	112.5	(17.1)	(a)	95.4
Other assets	503.8	(4.1)	(a)	499.7
Total assets	$7,541.5	$(496.2)		$7,045.3
Liabilities
Loss and LAE reserves	$3,991.3	$(253.2)	(a)	$3,738.1
Unearned premiums	999.4	(230.2)	(a)	769.2
Debt	594.0	—		594.0
Ceded reinsurance payable	89.3	—		89.3
Other liabilities	438.9	(35.8)	(a)(c)	403.1
Total liabilities	6,112.9	(519.2)		5,593.7
Shareholders’ equity and noncontrolling interests
OneBeacon’s shareholders’ equity	1,409.6	23.0	(c)	1,432.6
Noncontrolling interests	19.0	—		19.0
Total OneBeacon’s shareholders’ equity and noncontrolling interests	1,428.6	23.0		1,451.6
Total liabilities, OneBeacon’s shareholders’ equity and noncontrolling interests	$7,541.5	$(496.2)		$7,045.3

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ONEBEACON INSURANCE GROUP, LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in millions, except per share amounts)

	OBIG Ltd. Historical	Pro Forma Adjustments		OBIG Ltd. Pro Forma
Revenues
Earned premiums	$1,959.5	$(467.2)	(a)	$1,492.3
Net investment income	125.5	(36.9)	(a)(b)	88.6
Net realized and unrealized investment gains	248.6	(14.7)	(a)	233.9
Net other revenues	44.7	—		44.7
Total revenues	2,378.3	(518.8)		1,859.5
Expenses
Loss and LAE	1,121.9	(305.5)	(a)	816.4
Policy acquisition expenses	398.3	(83.5)	(a)	314.8
Other underwriting expenses	330.0	(61.6)	(a)	268.4
General and administrative expenses	26.1	(0.2)	(a)	25.9
Accretion of fair value adjustment to loss and LAE reserves	5.4	—		5.4
Interest expense on debt	39.7	—		39.7
Total expenses	1,921.4	(450.8)		1,470.6
Pre-tax income	456.9	(68.0)		388.9
Income tax expense	(112.8)	18.4	(a)	(94.4)
Net income including noncontrolling interests	344.1	(49.6)		294.5
Less: Net income attributable to noncontrolling interests	(2.1)	—		(2.1)
Net income attributable to OneBeacon’s shareholders	$342.0	$(49.6)		$292.4

Earnings per share attributable to OneBeacon’s shareholders—basic and diluted
Weighted average common shares outstanding	95.1	95.1		95.1
Net income attributable to OneBeacon’s shareholders	$3.60	$(0.53)		$3.07

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

ONEBEACON INSURANCE GROUP, LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in millions, except per share amounts)

	OBIG Ltd. Historical	Pro Forma Adjustments		OBIG Ltd. Pro Forma
Revenues
Earned premiums	$453.2	$(102.7)	(a)	$350.5
Net investment income	28.3	(6.3)	(a)(b)	22.0
Net realized and unrealized investment gains	42.4	(2.5)	(a)	39.9
Net other revenues	6.5	—		6.5
Total revenues	530.4	(111.5)		418.9
Expenses
Loss and LAE	333.7	(87.8)	(a)	245.9
Policy acquisition expenses	101.4	(19.2)	(a)	82.2
Other underwriting expenses	74.2	(19.5)	(a)	54.7
General and administrative expenses	7.7	0.2	(a)	7.9
Interest expense on debt	9.1	—		9.1
Total expenses	526.1	(126.3)		399.8
Pre-tax income	4.3	14.8		19.1
Income tax expense	(4.0)	0.5	(a)	(3.5)
Net income including noncontrolling interests	0.3	15.3		15.6
Less: Net income attributable to noncontrolling interests	(0.3)	—		(0.3)
Net income attributable to OneBeacon’s shareholders	$0.0	$15.3		$15.3

Earnings per share attributable to OneBeacon’s shareholders—basic and diluted
Weighted average common shares outstanding	95.1	95.1		95.1
Net income attributable to OneBeacon’s shareholders	$0.00	$0.16		$0.16

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

[a] ADJUSTMENTS FOR EXCLUSION OF TRADITIONAL PERSONAL LINES

In order to give effect to the PL Transaction contemplated by the Purchase Agreement, pro forma adjustments are required to give effect to the following:

•                  the termination of intercompany reinsurance agreements between York and OBIC, and MHIC and OBIC pursuant to which they ceded 100% of their respective direct business to OBIC;

•                  the sale to Tower of all of the issued and outstanding capital stock of York and MHIC through which the majority of the Traditional Personal Lines business is written on a direct basis;

•                  the sale of all of the issued and outstanding units of two managing attorneys-in-fact, Adirondack and Skylands;

•                  the transfer to Tower of the surplus notes issued by each of Adirondack Insurance Exchange and New Jersey Skylands Insurance Association, both reciprocal insurance exchanges, which triggers deconsolidation of the reciprocals by OneBeacon (the surplus notes eliminated upon consolidation in the historical financial statements);

•                  the execution of reinsurance agreements with certain subsidiaries of the Company pursuant to which OneBeacon will cede, on a 100% quota share basis, Traditional Personal Lines business not directly written by York and MHIC (requiring gross presentation which increased both reinsurance recoverable on paid and unpaid losses and loss and LAE reserves by $109.0 million and increased both ceded unearned premiums and unearned premiums by $10.4 million); and

•                  the execution of a reinsurance agreement pursuant to which OneBeacon will assume, on a 100% quota share basis, non-Traditional Personal Lines business written directly by York.

[b] ALLOCATED INVESTMENTS AND INVESTMENT INCOME

Cash and investments related to Traditional Personal Lines were generally not segregated but were co-mingled with the assets of other insurance company subsidiaries of OneBeacon. As a result of the termination of the intercompany reinsurance agreements described above, management recorded an allocated investment asset to support the Traditional Personal Lines business directly written by York and MHIC.  Investment income or loss related to the allocated investment asset was calculated using rates of return consistent with those realized at OneBeacon for the periods presented.  OneBeacon recognized gross investment returns of 9.9% and 1.8%, respectively, for the year ended December 31, 2009 and the three months ended March 31, 2010.

[c] PROCEEDS AND ESTIMATED NET GAIN

The following is a summary of the estimated net gain on the sale of the Traditional Personal Lines business on a pro forma basis as if the sale had occurred on March 31, 2010.

March 31,
2010
($ in millions)
Cash proceeds from sale	$168.1
Less estimated expenses: legal and professional fees	(1.2)
Net proceeds from sale	166.9
Less carrying value of Traditional Personal Lines business(1)	(158.2)
Pre-tax gain	8.7
Plus tax benefit(2)	14.3
Pro forma net gain on sale	$23.0

(1)          Pursuant to the terms of the Purchase Agreement, OneBeacon was required to cause the statutory capital of York and MHIC to be as low as possible but in no event less than the minimum amount of statutory capital required to remain in compliance with the requirements for a licensed insurer in each of the jurisdictions in which the respective company holds a permit authorizing it to act as an insurer therein.  OneBeacon was also required to cause each of the managing attorneys-in-fact to own no assets other than those arising under the terms and conditions of existing contractual arrangements.

(2)          The income tax benefit related to the pretax gain on sale represents an effective tax rate of (164.4%).  The effective tax rate is different than the U.S. statutory rate of 35% primarily due to 1.) the tax basis in the stock of the Traditional Personal Lines companies sold being higher than their GAAP basis and 2.) the deconsolidation of the reciprocal insurance exchanges.

The pro forma net gain on sale is not included in the pro forma statements of operations as it is a nonrecurring item.  The actual net gain on sale to be recorded by OneBeacon will be based upon the actual carrying value of the Traditional Personal Lines business as of July 1, 2010. These carrying values will include further results from operations from the period from April 1, 2010 to June 30, 2010. Further, as described above, the purchase price is subject to post-closing adjustments in accordance with the terms of the Purchase Agreement.  As a result, the carrying values of the Traditional Personal Lines business and the actual net gain on sale could differ materially from the pro forma net gain on sale.